                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                     FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
             ( ) Check this box if no longer subject to Section 16.
        Form 4 or Form 5 obligations may continue. See Instructions 1(b).

                     1. NAME AND ADDRESS OF REPORTING PERSON
                                 Acres, John F.
                                c/o Acres Gaming
                                815 NW 9th Street
                               Corvallis, OR 97330

                   2. ISSUER NAME AND TICKER OR TRADING SYMBOL
                            Acres Gaming Incorporated
                                      AGAM

        3. IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

                           4. STATEMENT FOR MONTH/YEAR
                                 February, 1999

                 5. IF AMENDMENT, DATE OF ORIGINAL (MONTH/YEAR)

     6. RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER (CHECK ALL APPLICABLE)
           (X) Director (X) 10% Owner (X) Officer (give title below)
                 ( ) Other (specify below) Chairman of the Board

           7. INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)
                     (X) Form filed by One Reporting Person
                ( ) Form filed by More than One Reporting Person

------------------------------------------------------------------------------------------------------------------------------------
Table 1 -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Direct      7. Nature
                                   action      tion         or Disposed of (D)           curities Benefi-    (D) or         of In-
                                   Date        Code                                      cially Owned at     Indirect       direct
                                                                                         End of Month        (I)            Benefi-
                                                 V                                                                          cial
                                                                                                                            Owner-
                                                         Amount   (A)/      Price                                           ship
                                                                  (D)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    2/19/99    P             1,000     A        $2.63        1,863,866            I            *
     $.01 Par Value             2/19/99    P             7,000     A        $2.69          279,432            I            **
                                2/19/99    P             2,000     A        $2.75
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4.          5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action                 Derivative       cisable and     of Underlying         of
                             Exercise     Date                   Securities Ac-   Expiration      Securities            Deriv-
                             Price of                            quired (A) or    Date                                  ative
                             Deriv-                              Disposed of (D)  (Month/Day/                           Secur-
                             ative                                                Year)                                 ity
                             Security

                                                                                                 Expira-
                                                                                   A/  Exer-     tion             Title and Number
                                                    Code  V       Amount           D   cisable   Date                 of Shares
------------------------------------------------------------------------------------------------------------------------------------
Employee Stk Option         $3.50                                                       ***         Common Stock
(Right to Buy)
------------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
1. Title of Derivative       9. Number of           10. Direct (D)              11. Nature of
   Security                     Derivative              or Indirect (I)             Indirect
                                Securities                                          Beneficial
                                Beneficially                                        Ownership
                                Owned at End
                                of Month

-------------------------------------------------------------------------------------------------------
                                160,000                    D
-------------------------------------------------------------------------------------------------------

Explanation of Responses:

*       By self as trustee for the John and JoAnn Acres 1989 Living Trust.

** Held by a custodian fbo the reporting person's minor children. The reporting person does not exercise any discretionary control over such shares and disclaims any beneficial ownership thereof.

*** Option vests as to 26,666 shares on each of 8/1/97, 2/1/98 and 8/1/98 and as to 26,670 shares on 2/1/99.


SIGNATURE OF REPORTING PERSON

/s/ John F. Acres, by Robert W. Brown, Attorney in Fact

DATE

3/8/99